Exhibit 99.1

NEON SYSTEMS, INC.

AUDIT COMMITTEE CHARTER

(Adopted December 5, 2002)

The Board of Directors of NEON Systems, Inc. (the “Company”) has heretofore constituted and established an Audit Committee (the “Committee”) with authority, responsibility, and specific duties as described in this Audit Committee Charter.

COMPOSITION

The Committee will be appointed annually by the Board of Directors of the Company (the “Board”) and shall serve until the annual meeting of the Board following the next annual meeting of the stockholders of the Company. The Chairman of the Board shall appoint the Chairman of the Committee.

The Committee shall be comprised of at least three directors.  The members of the Committee shall meet the independence and experience requirements of the Marketplace Rules of The Nasdaq Stock Market (“Nasdaq”), Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the Securities and Exchange Commission (the “SEC”).  At least one member of the Committee shall be a financial expert as defined by the SEC.  The Board shall determine annually whether each member of the Committee is independent in accordance with the requirements described above.  No member shall serve on an audit committee of more than two other public companies.

Notwithstanding the foregoing membership requirements, no action of the Committee shall be invalid by reason of any such requirement not being met at the time such action is taken.

MISSION STATEMENT AND PRINCIPAL FUNCTIONS

The Committee’s oversight role shall serve to provide reasonable assurance that the following objectives are achieved:

•              Financial Reporting Process — The Company’s financial statements are presented fairly in conformity with generally accepted accounting principles (“GAAP”).

•              System of Internal Controls — The Company’s system of internal controls provides reasonable assurance as to the integrity and reliability of financial statements and the protection of assets from unauthorized acquisition, use, or disposition.

•              Corporate Compliance Process — The Company is in reasonable compliance with pertinent laws and regulations, is conducting its affairs ethically, and is maintaining effective controls against employee conflict of interest and fraud.

The Committee shall have the authority to take all actions it deems advisable to fulfill its responsibilities and duties.  As such, the Committee will have direct access to financial, legal, and other staff and consultants of the Company. Such consultants may assist the Committee in defining its role and responsibilities, consult with Committee members regarding a specific audit or other issues that may arise in the course of the Committee’s duties, and conduct independent investigations, studies, or tests. The Committee has the authority to employ such other accountants, attorneys, consultants or other outside advisors to assist the Committee as it deems advisable, which expenses the Company shall pay. The Committee may also meet with the Company’s investment bankers or financial analysts who follow the Company.  The Committee may require any officer or employee of the Company or any of its subsidiaries, the Company’s outside legal counsel, and the Company’s external auditors to meet with the Committee or any member of the Committee.  The Committee will report to the Board on a regular basis, and the Board shall provide an annual performance evaluation of the Committee.

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with GAAP and applicable rules and regulations.  These are the responsibilities of the Company’s management and the Company’s independent accountants.  The Company’s management is responsible for compliance with laws and regulations and compliance with the Company’s policies and procedures.

The Committee’s principal areas of oversight shall include the following:

Financial Reporting Process

The Committee shall:

•              Annually select and engage the Company’s independent accountants retained to audit the financial statements of the Company, review the compensation of the independent accountants and evaluate the performance and on-going qualifications of the independent accountants.  Any independent accountants selected by the Committee shall be a “registered public accounting firm” within the definition of Section 2 of the Sarbanes-Oxley Act of 2002.  The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent accountants.

•              Dismiss the independent accountants if it determines, in its sole discretion, that such action is necessary.  The Committee shall also consider whether or not the firm used as the independent accountants should be rotated every five years.

•              Review the experience and qualifications of the senior members of the independent accountants’ team and the quality control procedures of the independent accountants.

•              Require that the independent accountants rotate the lead audit partner and the reviewing audit partner engaged on the Company’s account every five years.

•              Pre-approve all audit services to be performed for the Company (including comfort letters) and all permitted non-audit services (including tax services).  The Committee may delegate pre-approval authority for audit or non-audit services to one or more members, whose decisions shall be presented to the full Committee at its scheduled meetings.

•              Set guidelines for the Company’s hiring of employees or former employees of the independent accountants who were engaged on the Company’s account.

•              Discuss with the national office of the independent accountants issues on which it was consulted by the Company’s audit team and matters of audit quality and consistency.

•              Confirm and monitor the independence of the independent accountants, including a review of the nature of all services and related fees provided by the independent accountants.

•              Periodically obtain and review a report from the independent accountants consistent with Independence Standards Board Standard Number 1 regarding all relationships between the independent accountants and the Company that may impact the independent accountants’ objectivity and independence, and discuss such report with the independent accountants.  The Committee shall also recommend any appropriate action to the Board in response to the written report necessary to satisfy itself of the independence and objectivity of the independent accountants.

•              At least annually, obtain and review a report by the independent accountants describing such firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

•              Review with the independent accountants, prior to the initiation of the annual audit, the independent accountants’ process for identifying and responding to key audit and internal control risks, and the scope and approach of the audit to assure completeness of coverage of key business controls and risk areas.

•              Periodically discuss separately with management, the independent accountants and the internal auditors the adequacy and integrity of the Company’s accounting policies and procedures and internal accounting controls, the completeness and accuracy of the Company’s financial disclosure and the extent to which major recommendations made by the independent accountants or the internal auditors have been implemented or resolved.

•              Approve the formation of all offshore subsidiaries or affiliates of the Company.

•              Serve as a channel of communication between the independent auditor and the Board and/or management of the Company. The independent auditors are ultimately accountable to the Committee.

•              Instruct the independent accountants to report directly to the Committee any problems or difficulties incurred in connection with the audit, including any restrictions on the scope of activities or access to required information, or any disagreements with management and resolve any disagreements between management and the independent accountants regarding financial reporting.

•              Review and discuss with management and the independent accountants disclosures made in management’s discussion and analysis of financial condition and the financial statements and footnotes included in the annual report to stockholders and Form 10-K filings made with the SEC prior to the filing of such reports with the SEC. In addition, review findings of any examinations by regulatory agencies, such as the SEC.

•              Review with management and the independent accountants at the completion of the annual audit:

•              The independent accountants’ audit of the financial statements and their report thereon.

•              Any significant changes required in the independent accountants’ audit plan.

•              The existence of significant estimates and judgments underlying the financial statements, including the rationale behind those estimates as well as the details on material accruals and reserves.

•              The critical accounting policies used in the financial statements, an analysis of the effect of alternative methods of applying GAAP on the Company’s financial statements and a description of any transactions as to which management obtained Statement on Auditing Standards No. 50 letters.

•              Insider and affiliated party transactions and potential conflicts of interest.

•              Other matters related to the conduct of the audit, which are to be communicated to the committee under generally accepted auditing standards.

•              Review significant reports prepared by the Company’s finance and administration department (or an internal or external audit department, if any) together with management’s response and follow up to these reports.

•              Review and approve the appointment, performance and replacement of any senior executive responsible for the internal audit function of the Company.

•              Direct the scope of the duties and activities of any senior  executive responsible for the internal audit function of the Company, who shall report directly to the Committee.

•              Periodically meet and review with any senior executive responsible for the internal audit function of the Company the regular internal reports to management prepared by the Company’s finance and administration  department (or its internal or external audit department, if any) and the progress of activities and any findings of major significance stemming from internal audits.

•              Discuss with management and any senior executive responsible for the internal audit function of the Company policies with respect to risk assessment and risk management.

•              Review with management and the independent accountants the effect of regulatory and accounting initiatives as well as any off-balance sheet structures contemplated by the Company on the Company’s financial statements.

•              Review and discuss with management and the independent accountants the Company’s quarterly financial statements prior to the filing of its Form 10-Q, including disclosures made in management’s discussion and analysis of financial condition and the results of the independent accountants reviews of the quarterly financial statements.

•              Review and discuss with financial management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance, if any, provided to analysts or ratings agencies.

•              Review with management and the independent accountants any correspondence with regulators or governmental agencies and any employee complaints or published reports which raise issues regarding the Company’s financial statements or accounting policies.

•              Review with the Company’s management and/or legal counsel legal and regulatory matters that may have a material impact on the financial statements, the Company’s compliance policies and any material reports or inquiries received from regulators or governmental agencies.

•              Discuss with the independent accountants the matters required to be discussed by Statement of Auditing

Standards No. 61 relating to the conduct of the audit.

System of Internal Controls

•              Review and evaluate the effectiveness of the Company’s process for assessing significant risks or exposures and the steps management has taken to minimize such risks to the Company. Consider and review with management and the independent accountants the following:

•              The effectiveness of or weaknesses in the Company’s internal controls including the status and adequacy of management information systems and other information and security, the overall control environment and accounting and financial controls;

•              Any disclosures provided by the Chief Executive Officer or the Chief Financial Officer to the Committee regarding (i) significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize, and report financial data and (ii) any fraud, including that which involves management or other employees who have a significant role in the Company’s internal controls; and

•              Any related significant findings and recommendations of the independent accountants, together with management’s response thereto, including the timetable for implementation of recommendations to correct weaknesses in internal controls.

•              Assess internal processes for determining and managing key financial statement risk areas.

•              Ascertain whether the company has an effective process for determining risks and exposures from asserted and unasserted litigation and claims and from noncompliance with laws and regulations.

•              Review with management and the independent accountants any significant transactions that are not a normal part of the Company’s operations and changes, if any, in the Company’s accounting principles or their application.

Corporate Compliance Process

•              Approve for recommendation to the Board the Company’s policies and procedures regarding compliance with the law and with significant Company policies, including, but not limited to, codes of conduct expressing principles of business ethics, legal compliance, the Foreign Corrupt Practices Act, environmental, health, and safety issues, and other matters relating to business conduct, and programs of legal compliance designed to prevent and detect violations of law.

•              Establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, auditing matters and the confidential, anonymous submissions by employees of concerns regarding accounting and auditing matters.  Monitor actions taken by the Company in response to any letters or reports to management provided by the internal auditors or independent accountants.

•              Monitor compliance with the Company’s code of conduct and approve any waivers under the code of conduct.

•              Investigate at its discretion any matter brought to its attention, which investigation may include reviewing the books, records and facilities of the Company and interviewing Company officers or employees.

•              Review management’s monitoring of the Company’s compliance programs and evaluate whether management has the proper review systems in place to ensure that the Company’s financial statements, reports and other financial information disseminated to governmental organizations and the public satisfy legal requirements.

•              Review with the Company’s management and others any legal, tax or regulatory matters that may have a material impact on Company operations and the financial statements, related Company compliance policies, and programs and reports received from regulators.

•              Review policies and procedures with respect to officers’ expense accounts, including their use of corporate assets, and consider the results of any review of these areas by the independent accountants.

MEETINGS

The Committee will meet at least quarterly, or more frequently as necessary to carry out its responsibilities.  Of these meetings, the Committee should meet at least annually with management, the independent auditors and the individuals responsible for the Company’s internal audit function in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately.  The Committee will also meet with management and the independent accountants prior to the release of the Company’s quarterly or annual earnings to discuss the results of the quarterly review or audit as applicable.

The Chairman of the Committee and/or management of the Company may call additional meetings as deemed necessary. In addition, the Committee will make itself available to the independent accountants of the Company as requested by such independent accountants.

All meetings of the Committee shall be held pursuant to the Bylaws of the Company with regard to notice and waiver thereof, and written minutes of each meeting shall be duly filed in the Company records. Reports of meetings of the Committee, including committee actions and recommendations, shall be made to the Board at its next regularly scheduled meeting following the Committee meeting.

OTHER COMMITTEE RESPONSIBILITIES

The Committee will review and reassess the adequacy of this Charter on an annual basis, and will submit the charter to the Board for approval. The Committee Charter will be included in the proxy statement as required under Securities and Exchange Commission regulations.

The Committee will prepare a report to shareholders, to be included in the proxy statement on an annual basis as required by the Securities and Exchange Commission. This report will specifically address the following activities carried out by the Committee during the year:

•              The Committee’s review of the independence of its members.

•              Confirmation of the annual review of this Charter.

•              The Committee’s review of the Company’s audited financial statements with management.

•              The Committee’s discussion with the independent auditors of the matters required to be communicated to audit committees.